Exhibit 16.1

June 25, 2026

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements of Teamshares Inc. (f/k/a Live Oak Acquisition Corp. V) included under Item 4.01 of its Form 8-K dated June 25, 2026. We agree with the statements concerning our Firm under Item 4.01 of that Form 8-K. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

WithumSmith+Brown, PC